AGREEMENT

Rebuttal of Rebuttable Determination of Control Under Part 574

  WHEREAS
    Josiah T. Austin ("Austin"), individually, and as sole managing member of El Coronado Holdings, L.L.C. ("ECH") and Trustee of the Valer C. Austin Trust I, the Austin-Clark Family Irrevocable Life Insurance Trust, the Valerie A. Gordon Trust, the Christina E. Lowrey Trust, the Matthew A. Lowrey Trust, is the beneficial owner of 342,147 shares (the "Shares") of the common stock, ($0.01 par value) (the "Stock") of Monterey Bay Bancorp, Inc. ("MBBC"), 36 Brennan Street, Watsonville, California, 95076, which Shares represent 10.32 percent of a class of "voting stock" of MBBC as defined under the Acquisition of Control Regulations ("Regulations") of the Office of Thrift Supervision ("Office"), 12 C.F.R. 574 ("Voting Stock");

    MBBC is the holding company for Monterey Bay Bank ("Bank"). The Bank is a "savings association" within the meaning of the Regulations;

    Austin seeks to acquire, directly or through ECH, additional shares of stock of MBBC ("Additional Shares"), such that Austin's, and possibly ECH's, ownership thereof will exceed 10 percent of a class of Voting Stock but will not exceed 25 percent of a class of Voting Stock of MBBC; and Austin, and possibly ECH, is one of the two largest shareholders of MBBC, which would constitute a "control factor"; as defined in the Regulations ("Control Factor");

    Austin does not seek to acquire the Additional Shares or an additional Control Factor for the purpose or effect of changing the control of MBBC or in connection with or as a participant in any transaction having such purpose or effect;

    The Regulations require a company or a person who intends to hold 10 percent or more but not in excess of 25 percent of any class of Voting Stock of a savings association or holding company thereof and that also would possess any of the Control Factors specified in the Regulations, to file and obtain approval of an application ("Application") under the Savings and Loan Holding Company Act ("Holding Company Act"), 12 U.S. C. 1467a, or file and obtain clearance of a notice ("Notice") under the Change in Control Act ("Control Act"), 12 U.S.C. 1817(j), prior to acquiring such amount of stock and a Control Factor unless the rebuttable determination of control has been rebutted;

    Under the Regulations, Austin (with respect to the Control Act) and ECH (with respect to the Holding Company Act) would be determined to be in control, subject to rebuttal, of MBBC upon acquisition of the Additional Shares;

    Austin has no intention to manage or control, directly or indirectly through ECH or otherwise, MBBC;

    Austin has caused to be submitted on or about October 30, 2000, a written statement on behalf of himself and ECH seeking to rebut the determination of control, attached hereto and incorporated by reference herein, (this submission referred to as the "Rebuttal"), which submission is joined in by Valer C. Austin, the spouse of Austin (Austin, ECH and Valer C. Austin are collectively referred to as "Applicants");

    In order to rebut the rebuttable determination of control, Applicants agree to offer this Agreement as evidence that the acquisition of the Additional Shares as proposed would not constitute an acquisition of control under the Regulations.

  The Office has determined, and hereby agrees, to act favorably on the Rebuttal, and in consideration of such a determination and agreement by the Office to act favorably on the Rebuttal, Applicants, and any other existing, resulting or successor entities of Applicants, agree with the Office that:

    Unless Austin shall have filed a Notice under the Control Act, or, in the case of ECH an Application under the Holding Company Act, as appropriate, and either shall have obtained approval of the Application or clearance of the Notice in accordance with the Regulations, Applicants will not, except as expressly permitted otherwise herein or pursuant to an amendment to this Rebuttal Agreement:

      Seek or accept representation of more than one member of the board of directors of MBBC or the Bank;

      Have or seek to have any representative serve as the chairman of the board of directors, or chairman of an executive or similar committee of the Bank's or MBBC's board of directors or as president or chief executive officer of the Bank or MBBC;

      Engage in any intercompany transaction with MBBC or the MBBC's affiliates;

      Propose a director in opposition to nominees proposed by the management of the Bank or MBBC for the board of directors of the Bank or MBBC other than as permitted in paragraph A-1;

      Solicit proxies or participate in any solicitation of proxies with respect to any matter presented to the stockholders of MBBC other than in support of, or in opposition to, a solicitation conducted on behalf of management of MBBC;

      Do any of the following, except as necessary solely in connection with Austin's performance of duties as a member of Bank or MBBC's board of directors:

        Influence or attempt to influence in any respect the loan and credit decisions or policies of the Bank or MBBC, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation or similar activities of the Bank or MBBC;

        Influence or attempt to influence the dividend policies and practices of the Bank or MBBC or any decisions or policies of the Bank or MBBC as to the offering or exchange of any securities;

        Seek to amend, or otherwise take action to change, the bylaws, articles of incorporation, or charter of the Bank or MBBC;

        Exercise, or attempt to exercise, directly or indirectly, control or a controlling influence over the management, policies or business operations of the Bank or MBBC; or

        Seek or accept access to any non-public information concerning the Bank or MBBC.

    None of Applicants is a party to any agreement with the Bank or MBBC.

    Applicants shall not assist, aid or abet any of their affiliates or associates that are not parties to this Agreement to act, or act in concert with any person or company, in a manner which is inconsistent with the terms hereof or which constitutes an attempt to evade the requirements of this Agreement.

    Any amendment to this Agreement shall only be proposed in connection with an amended rebuttal filed by Applicants with the Office for its determination;

    Prior to acquisition of any shares of "Voting Stock" of MBBC as defined in the Regulations in excess of the Additional Shares, any required filing will be made by Austin under the Control Act or, in the case of ECH, the Holding Company Act and either approval of the acquisition under the Holding Company Act shall be obtained from the Office or any Notice filed under the Control Act shall be cleared in accordance with the Regulations;

    At any time during which 10 percent or more of any class of Voting Stock of MBBC is owned or controlled by Applicants, no action which is inconsistent with the provisions of this Agreement shall be taken by Applicants until Austin or ECH, as appropriate, files and either obtains from the Office a favorable determination with respect to either an amended rebuttal, approval of an Application under the Holding Company Act, or clearance of a Notice under the Control Act, in accordance with the Regulations.

    Where any amended rebuttal filed by Applicants is denied or disapproved, Applicants shall take no action which is inconsistent with the terms of this Agreement, except after either (1) reducing the amount of shares of Voting Stock of MBBC owned or controlled by Applicants to an amount under 10 percent of a class of Voting Stock or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations; or (2) in the case of Austin, filing a Notice under the Control Act, or in the case of ECH, an Application under the Holding Company Act, as appropriate, and either obtaining approval of the Application or clearance of the Notice, in accordance with the Regulations.

    Where any Application or Notice filed by Austin or ECH is disapproved, Applicants shall take no action which is inconsistent with the terms of this Agreement, except after reducing the amount of shares of Voting Stock of MBBC owned or controlled by Applicants to an amount under 10 percent of any class of Voting Stock, or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations.

    Should circumstances beyond Austin's control result in Austin being placed in a position to direct the management or policies of the Bank or MBBC, then Austin shall either (1) in the case of ECH, promptly file an Application under the Holding Company Act or, in the case of Austin, a Notice under the Control Act, as appropriate, and take no affirmative steps to enlarge that control pending either a final determination with respect to the Application or Notice, or (2) promptly reduce the amount of shares of MBBC Voting Stock owned or controlled by Applicants to an amount under 10 percent of any class of Voting Stock or immediately cease any actions that give rise to a conclusive or rebuttable determination of control under the Regulations.

    By entering into this agreement and by offering it for reliance in reaching a decision on the request to rebut the presumption of control under the Regulations, as long as 10 percent or more of any class of Voting Stock of MBBC is owned or controlled, directly or indirectly, by Applicants, and Applicants possesses any Control Factor as defined in the Regulations, Applicants will submit to the jurisdiction of the Regulations, including (1) the filing of an amended rebuttal or Application or Notice for any proposed action which is prohibited by this Agreement, and (2) the provisions relating to a penalty for any person who willfully violates or with reckless disregard for the safety or soundness of a savings association participates in a violation of the Holding Company Act or Control Act and the Regulations thereunder, and any regulation or order issued by the Office.

    Any violation of this Agreement shall be deemed to be a violation of the Holding Company Act or Control Act and the Regulations, and shall be subject to such remedies and procedures as are provided in the Holding Company Act or Control Act and the Regulations for a violation thereunder and in addition shall be subject to any such additional remedies and procedures as are provided under any such applicable statutes or regulations for a violation, willful or otherwise, of any agreement entered into with the Office.

  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the Agreement among the parties thereto. It shall not be necessary that any one counterpart be signed by all of the parties hereto as long as each of the parties has signed at least one counterpart.

  This Agreement shall be interpreted in a manner consistent with the provisions of the Rules and Regulations of the Office.

  This Agreement shall terminate upon (i) the approval by the Office of ECH's Application under the Holding Company Act or clearance by the Office of Austin's Notice under the Control Act to acquire MBBC, and consummation of the transaction as described in such Application or Notice, (ii) the disposition by Austin or ECH of a sufficient number of shares of MBBC, or (iii) the taking of such other action that thereafter Austin and ECH are not in control and would not be determined to be in control of MBBC under the Control Act, the Holding Company Act or the Regulations of the Office as in effect at that time.

  IN WITNESS THEREOF, the parties hereto have executed this Agreement by their duly authorized officer.

JOSIAH T. AUSTIN

EL CORONADO HOLDINGS, LLC

By: Josiah T. Austin, Sole Managing Member

VALER C. AUSTIN

OFFICE OF THRIFT SUPERVISION

By:
Date: